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                                                                      EXHIBIT 12

                      SENSORMATIC ELECTRONICS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In millions, except ratio amounts)

                                                                  YEARS ENDED JUNE 30,
                                                       -------------------------------------------
                                                        1994     1995     1996      1997     1998
                                                       ------   ------   -------   ------   ------
Income (loss) from operations before income taxes....  $ 96.0   $ 89.0   $(159.9)  $(30.3)  $(54.1)
Add (deduct):
  Fixed charges less preferred stock dividends.......    23.7     30.8      40.5     49.8     52.4
  Minority interest in consolidated subsidiaries.....     0.5      1.0       1.6      2.7      4.5
  Minority interest adjustment for losses of majority
     owned subsidiaries..............................      --       --        --       --       --
  Net losses related to 50% or less owned
     subsidiaries....................................      --       --        --       --       --
                                                       ------   ------   -------   ------   ------
Adjusted Earnings....................................  $120.2   $120.8   $(117.8)  $ 22.2   $  2.8
                                                       ======   ======   =======   ======   ======
Fixed Charges:
  Interest...........................................  $ 22.7   $ 29.0   $  38.4   $ 47.9   $ 50.8
  Amortization of debt expense and debt discounts....      --      0.3       0.6      0.8      0.9
  Portion of Rents representive of interest factor...     1.0      1.5       1.5      1.1      0.7
  Preferred Stock dividends(1).......................
                                                       ------   ------   -------   ------   ------
          Total fixed charges........................  $ 23.7   $ 30.8   $  40.5   $ 49.8   $ 52.4
                                                       ======   ======   =======   ======   ======
       Ratio of Earnings to fixed charges(2).........    5.07     3.92        --     0.45     0.05
                                                       ======   ======   =======   ======   ======
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(1) Preferred stock dividends declared in fiscal 1998 were in the form of common stock, thereby not effecting fixed charges or the income statement.
(2) Earnings for the year ended June 30, 1996 was not able to cover fixed charges by $158.3.